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                                                                    Exhibit 99.1


Valassis Communications Announces Offer to Institutional Investors PR Newswire - May 23, 2001 4:28pm


LIVONIA, Mich., May 23 /PRNewswire/ -- Valassis Communications, Inc.
(NYSE: VCI) today announced that it intends, subject to market and other conditions, to raise approximately $150 million (excluding proceeds of the over-allotment option, if any) through an offering of 20-year, zero-coupon convertible senior notes to qualified institutional investors. The notes will convert into the Company's common stock at a premium, to be determined. The Company stated that it intends to use the net proceeds of the offering primarily to pay down existing indebtedness and for general corporate purposes.

This news release does not constitute an offer to sell or the solicitation of an offer to buy the securities. Any offers of the securities will be made only by means of a private offering memorandum. The securities to be offered will not be registered under the Securities Act of 1933, as amended, or applicable state securities laws, and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or available exemptions from such registration requirements.

/CONTACT:  Lynn Liddle of Valassis, 734-591-7374, fax 734-591-4503/